EX. FILING FEES

Calculation of Filing Fee Tables

Form N-2

(Form Type)

DoubleLine Opportunistic Credit Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Shares of Beneficial Interest, $0.00001 par value per share	Rule 457(o)	—	—	$1,000,000	$110.20	$110.20

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities	Equity	Common Shares of Beneficial Interest, $0.00001 par value per share	415(a)(6)			(2)			(2)	(2)	(2)	(2)

	Total Offering Amounts					$1,000,000		$110.20

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$110.20

(1) The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price.

(2) Pursuant to Rule 415(a)(6) under the Securities Act, the Registrant intends to carry forward, in connection with a future amendment to this Registration Statement to register additional securities, the value of any unsold securities that were previously registered for sale under the Registrant’s Registration Statement on Form N-2 (File No. 333-239482) initially filed on June 26, 2020, and amended on September 18, 2020 and September 25, 2020, and declared effective on September 30, 2020 (the “Prior Registration Statement”), for which the Registrant has paid the associated registration fees and the amount carried forward from the Prior Registration Statement.